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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT



     The Board of Directors
     Apogee Enterprises, Inc.:


     We consent to the use of our report dated April 12, 1996, relating to the consolidated balance sheets of Apogee Enterprises, Inc. and subsidiaries as of March 2, 1996 and February 25, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 2, 1996 incorporated by reference in the Registration Statement on Form S-3 and related Prospectus and to the reference to our Firm under the heading "Experts" in the Registration Statement and related Prospectus.



                                         KPMG PEAT MARWICK LLP



     Minneapolis, Minnesota
     January 31, 1997